Exhibit 99.2

Pixelworks, Inc. Q4 2017 Conference Call
February 15, 2018

Operator
Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s fourth quarter 2017 earnings conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, we will conduct a question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to Pixelworks’ CFO, Mr. Steve Moore.
Steve Moore
Good afternoon and thank you for joining us today. With me on the call is Todd DeBonis, Pixelworks’ President and CEO. The purpose of today’s conference call is to supplement the information provided in our press release issued earlier today announcing the Company’s financial results for the fourth quarter and fiscal year 2017.
Before we begin, I would like to remind you that various remarks we make on this call -- including those about our projected future financial results, economic and market trends, and our competitive position -- constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.
All forward-looking statements are based on the Company's beliefs as of today, Thursday, February 15, 2018, and we undertake no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today’s press release, our Annual Report on Form 10-K for the year ended December 31, 2016, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.
Additionally, the Company's press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net income/loss, and net income/loss per share. These non-GAAP measures exclude deferred revenue fair value adjustment, inventory step-up and backlog amortization, amortization of acquired intangible assets, acquisition and integration-related costs, stock-based compensation expense, restructuring expenses, fair value adjustment on convertible debt conversion option, discount accretion on convertible debt fair value, extinguishment of convertible debt and a tax benefit related to the tax reform. With the exception of stock-based compensation and the tax benefit related to tax reform, all of these adjusting items are related to the acquisition and integration of ViXS Systems. We use these non-GAAP measures internally to assess our operating performance. The Company believes these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics, but we caution investors to consider these measures in addition to, not as a substitute for, nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.
Included in the Company's press release are definitions and reconciliations of GAAP to non-GAAP net income/loss and GAAP net income/loss to adjusted EBITDA, which provide additional details.
With that said, I will now turn the call over to Todd for his opening remarks.
Todd DeBonis
Thank you, Steve and good afternoon to everyone joining us on today’s call.
Beginning with an overview of our results. Fourth quarter revenue was $18.4 million, which was at the high-end of our $17.5 to $18.5 guidance range. For the full year we achieved consolidated revenue growth of 35%, which doesn’t include over $15 million in revenue contribution from end-of-life products. On a pure organic basis and also excluding any contribution from EOL, we delivered year-on-year growth of over 25%, marking a transformational year of growth for Pixelworks.
Fourth quarter gross margin of 56.9% was also at the top-end of our guidance, as we benefited from a richer product mix resulting from our previous streamlining of Pixelworks’ product portfolio as well as the increased contribution from high-margin video delivery products. Operating expenses were in-line with expectations, and fourth quarter EPS was above the mid-point of guidance.

Although the impact from the ViXS acquisition weighed on EPS in the back half of 2017, we achieved solid profitability for the full year on a Non-GAAP basis. Importantly, we’ve now fully completed the integration of the video delivery business, positioning us to deliver on our commitment of the acquisition being accretive in 2018. Also notable, I want to highlight that we generated $1.4 million in cash flow from operations in Q4 and over $12 million for the full year.
Turning to commentary and highlights on our three end markets of Projector, Mobile and Video Delivery.
Projector
First in our projector business - fourth quarter revenue reflected better than typical seasonality on a sequential basis, and grew approximately 5% over the prior-year fourth quarter. When excluding the contribution from EOL, our projector business grew over 38% year-on-year. As of year-end, we now believe the market has more or less normalized following the inventory and supply channel disruptions in 2016.
During the quarter, we continued to execute on our co-development activity with a large customer for a next generation SoC, and we are on track to complete the project on schedule in late 2018. More broadly, Pixelworks is well positioned in the market, and we remain closely engaged with customers on both their current and future product road maps.
Booking levels for the current quarter are solid and consistent with traditional seasonal patterns, and based on current visibility; channel inventories, the supply chain and overall market dynamics appear healthy.
Looking forward, we feel comfortable that the step-up in our gross margin over the last year can largely be sustainable throughout 2018, however as mentioned last quarter, year-over-year growth rates in our projector business will moderate as we compare to increasingly higher comps.
Mobile
Now taking a look at mobile - as anticipated, revenue grew sequentially in our mobile business and was driven by increased shipments of our Iris video processor in support of the latest generation of tablets at ASUS. Mobile revenue for the full year grew 37% over 2016, even though the contribution from mobile remained relatively small.
Looking back at 2017, a number of key developments took place across the mobile market that served to further support Pixelworks’ view and escalate the relevance of our display processing technology. First, the two largest mobile OEMs introduced flagship phones with OLED displays and their associated display pipeline, including wider color gamut and HDR playback. Not only did this increase awareness of HDR quality among consumers, but it helped reinforce the video streaming ecosystem’s investment in available Mobile HDR content. All of this has given credence to our marketing effort and added real pressure on other OEMs to adopt similar display features and functionality.
Moreover, we continue to believe there are few OEMs outside of the top two or three leaders that have the internal capability and know-how to incorporate true / advanced display processing into their next generation platforms. As such, our focus remains on capitalizing on these current market dynamics and partnering with target OEMs in Asia, where we are making good progress.
Specifically related to our recent progress in mobile, early last quarter we began sampling our 4th generation Iris display processor. We’ve since been actively engaged in ongoing evaluations with target customers, and we released our 4th generation device for production in January. Additionally, we continue to be engaged with multiple customers on design-in activity for our 3rd generation Iris chip. In addition, an Iris HDR reference design has now been approved by a leading streaming service provider. This reference design enables a quicker path for OEMs that want to become white listed by this provider.
Customer engagements for Iris grew in Q4, and we exited the year with ten active programs at eight different OEM’s. I would like to caution that given the volatility of the smartphone business it is never certain that all of these programs will result in design wins or make it to production. However, we are very encouraged by the interest in our Iris processors and are working hard to expand our mobile engagements. Based on current design activity, we expect to begin ramping meaningful volume production in mid 2018.

Video Delivery
Turning to Video Delivery - As previously mentioned, we successfully completed our integration and restructuring of this business during the fourth quarter, which has enabled us to begin realizing approximately $4 million in annualized cost synergies. As is typical with most acquisitions, after rationalizing order patterns with future customer demand in the legacy areas of this business, we now believe that a normalized annual revenue run-rate for the acquired business was approximately $10 million in 2017. Although this is a lower baseline to start from, we continue to believe this business is capable of growing 30 to 40% in 2018.
Going forward, our video delivery team is exclusively focused on two meaningful opportunities:
The first of these opportunities is in the consumer electronics market in Japan, where today our XCode family of advanced decoding and transcoding SoCs are used in HD and UHD Blu-ray playback and recording products. Both the broadcasting standards and the way that consumer receive and manage broadcast content is significantly different in Japan, as compared to in the U.S. Most importantly, Pixelworks video technology provides these Japanese OEMs with the ability to meaningfully differentiate their products to consumers in markets where dedicated set top box equipment isn’t issued by a service provider. We have staffed our Japan sales and engineering support team with the intention of expanding our share and have been able to show early success.
Early in the quarter, we finalized a multimillion dollar development agreement with a consumer electronics OEM in Japan to work on a next-generation family of products targeted for production release at the end of this year.
The other opportunity we are focused on is OTA or over-the-air streaming. Here in the U.S., consumers are increasingly demanding more control over their video content, including when and where they can access it, and only paying for the content they want to watch. This is driving the decline of traditional pay-TV subscribers, as an increasing number of consumers choose to ‘cut-the-cord’ in favor of new alternatives for content, such as OTT and OTA. Pixelworks OTA transcoders enable consumers to stream live HD broadcast television to effectively any wireless device or streaming media player such as Roku or Apple TV. Two recently launched products incorporating Pixelworks’ OTA solution were:

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The Hauppauge Cordcutter TV device with a dual-tuner that allows consumers to simultaneously watch two live channels of free local HD broadcast on two different devices, which was announced in conjunction with CES.

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Second, AirTV soft-launched its newest OTA device, which is also compatible with Sling TV, enabling users to not only watch their free local HD channel at home, but effectively anywhere with internet access. For Sling subscribers they get the added benefit of integrated OTA channels within their Sling user guide.

These are just two examples of the many single, dual and quad channel solutions based upon our SoCs. Today, the market for OTA devices largely consists of early adopters and consumers that are anxious to ‘cut-the-cord’. As the awareness of cord cutting alternatives increases, the market for OTA devices has the potential to become a significant opportunity for Pixelworks.
Concluding Comments
To conclude my prepared remarks, I want to emphasize again that 2017 was a transformational year for Pixelworks. With reasonably good fundamentals in place at the beginning of 2017, we successfully executed on a number of key objectives throughout the year to deliver significant top-line growth, an over 450 basis point improvement in gross margin and non-GAAP profitability for the year. Additionally, we added approximately $10 million of non-dilutive capital to the balance sheet from end-of-life products and also generated over $12 million in cash flow from operations. This in large part enabled us to opportunistically acquire VIXS’ highly synergistic group of video-centric engineers and products, not to mention a complementary portfolio of over 450 patents. Also during the year, we secured two development agreements with two of our leading customers in the projector and video delivery markets. And finally, we successfully completed and began sampling our fourth generation Iris mobile display processor.
With respect to 2018, I believe we are well positioned to execute on and capture the sizable growth opportunities ahead of us in both our mobile and video delivery markets, while maintaining our leadership position in the 3LCD Projector market.
With that, I’ll turn the call over to Steve to review our fourth quarter financials and guidance for the first quarter in more detail. Steve?

Steve Moore
Thank you, Todd.
Revenue for the fourth quarter of 2017 was $18.4 million compared to $18.8 million in the third quarter, and revenue of $16 million in the fourth quarter of 2016. The year-over-year increase in fourth quarter revenue reflected a combination of continued growth in our core digital projection business as well as the first full quarter of revenue contribution from the acquired ViXS business.
The breakdown of revenue during the fourth quarter was as follows:
Revenue from Digital Projector was approximately $15.1 million.
Mobile revenue was approximately $420,000.
And revenue from Video Delivery was $2.5 million.
Additionally, we recorded approximately $400,000 of legacy TV/Monitor product sold.
Non-GAAP gross profit margin was 56.9% in the fourth quarter of 2017, compared to 54.9% in the third quarter of 2017 and 53.6% in the fourth quarter of 2016. The sequential and year-over-year expansion in gross profit margin during the quarter was due to a favorable mix of revenue, including increased revenue contribution from our high margin video delivery solutions.
Non-GAAP operating expenses were $10.6 million in the fourth quarter of 2017, compared to $8.9 million in the third quarter of 2017 and $7.3 million in the year-ago fourth quarter. This expected sequential increase in operating expenses reflected that we did not recognize any offset to R&D during the fourth quarter associated with our co-development project with a large projector customer, while in the third quarter we benefited from approximately $1.3 million in credits related to this project. Additionally, we incurred a full quarter of expenses related to our acquired video delivery business.
Adjusted EBITDA was $778,000 for the fourth quarter of 2017, compared to $2.3 million in the third quarter of 2017 and $2.1 million in the fourth quarter of 2016. A reconciliation of adjusted EBITDA to GAAP net income/loss may be found in today's press release.
On a non-GAAP basis, the Company reported a net loss of $379,000, or a one penny loss per share, in the fourth quarter of 2017, as compared to non-GAAP net income of $976,000, or three cents per diluted share, in the prior quarter, and non-GAAP net income of $1.2 million, or four cents per diluted share, in the year-ago fourth quarter.
Moving to the balance sheet, we ended the fourth quarter with cash and cash equivalents of approximately $27.5 million, an increase of $1.2 million from the end of the third quarter, largely reflecting positive cash flow from operating activities during the fourth quarter.
Other balance sheet metrics include day’s sales outstanding of 23 days at quarter-end, compared to 24 days at the end of the third quarter. Inventory turns during the fourth quarter of 2017 were 10.6 times, compared to 12.2 times in the prior quarter.
Guidance
Turning now to Guidance.
For the first quarter of 2018, we expect revenue to be in a range of between $14.5 and $15.5 million. This range is consistent with projector market seasonality.
We expect non-GAAP gross profit margin of between 52% and 54%.
For operating expenses, we expect the first quarter to range between $8 million and $9 million on a non-GAAP basis. Note, our expectations for operating expenses in the first quarter include the anticipated recognition of approximately $2 million of offsets to R&D related to the ongoing co-development project with a large digital projector customer.
And finally, we expect first quarter non-GAAP EPS to be in a range of between a loss of $0.06 per basic share and breakeven.
With that, we will now open the call for questions. Operator?